Exhibit 99.1

JMP GROUP INC. DECLARES QUARTERLY DIVIDEND

AND EXTENDS SHARE REPURCHASE PROGRAM

SAN FRANCISCO, Mar. 4, 2009 — JMP Group Inc. (NYSE: JMP), an investment banking and alternative asset management firm, announced today that its board of directors has declared a dividend of $0.01 per share for the fourth quarter of 2008, to be paid on Friday, April 3, 2009 to common stockholders of record as of Friday, March 20, 2009.

Additionally, the company’s board of directors has authorized the repurchase of up to 500,000 additional shares of the company’s outstanding common stock during the next twelve months. Under its previous authorization, JMP Group had repurchased 1,127,210 shares of stock since March 2008, leaving approximately 0.9 million shares still to be repurchased through September 2009. In total, the company is now authorized to repurchase approximately 1.4 million of its outstanding common shares.

“In light of the unprecedented turmoil in the capital markets and our strong desire to take advantage of the opportunities it presents, we made the difficult decision to reduce our dividend from five cents per share,” said Chairman and Chief Executive Officer Joe Jolson. “Our board will regularly review our dividend policy and continues to target a long-term payout ratio of approximately 35% of operating earnings.”

About JMP Group

JMP Group Inc. is a full-service investment banking and asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients and alternative asset management products to institutional and high-net-worth investors. JMP Group operates through two subsidiaries, JMP Securities and Harvest Capital Strategies. For more information, visit www.jmpg.com.

Investor Relations & Media Contact

Andrew Palmer

(415) 835-8978

apalmer@jmpg.com